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                                                                    EXHIBIT 10.6

                              EXECUTIVE BONUS PLAN
                    COMMUNITY FINANCIAL HOLDING COMPANY, INC.


A non-discretionary Executive Bonus Plan was adopted by the Board of Directors on January 15, 2004. The plan was created to promote the interest of the Bank and the Company by providing additional incentives for executive management who contribute to the growth, profitability and improvement in the operations results of the Company. The Plan is administered by the Compensation Committee of the Board of Directors.

The Plan places emphasis on meeting and exceeding strategic objectives of the company. It provides for certain benchmarks to be obtained in order for the executives to be eligible for the bonus program. These benchmarks include: an earnings threshold and maintaining satisfactory levels of performance as determined by our regulatory authorities.

The bonus percentage is based on three levels of attainment: threshold, meet and exceed. The CEO can reach a maximum bonus of 35% of base salary if all goals are exceeded. The other executives can achieve a maximum of 25% of base salary if all goals are exceeded.

The goals are set annually by the Board of Directors once the Strategic Plan for the bank has been approved. The Bonus Program will generally contain income and growth targets which are based on a budget and the Strategic Plan and strategic objectives which must be accomplished. Each component has a weight factor set by the Board of Directors annually which places emphasis of the Company's strategic plan.

The bonus is paid to the executive within 115 days of each fiscal year end. The timing allows for the financial statements of the Company to be audited by the independent auditors.